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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                   (CHECK ONE): /X/Form l0-K / / Form 20-F / /
                      Form 11-K / / Form 10-Q / / Form N-SAR

                       For Period Ended: December 31, 1992
                                         -----------------
                       / /  Transition Report on Form 10-K
                       / /  Transition Report on Form 20-F
                       / /  Transition Report on Form 11-K
                       / /  Transition Report on Form 10-Q
                       / /  Transition Report on Form N-SAR
                       For the Transition Period Ended: _______________

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       READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT
        OR TYPE. NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
            COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I REGISTRANT INFORMATION

                                  IMATEC, LID.
                             Full Name of Registrant
               -----------------------------------------------
                            Former Name if Applicable

                              150 East 58th Street
               -----------------------------------------------

            Address of Principal Executive Office (Street and Number)

                            New York, New York 10155
               -----------------------------------------------
                            City, State and Zip Code

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PART II - RULES l2b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ /  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                         (Attach Extra Sheets if Needed)

The Company is unable to file the Form 10-KSB by the prescribed due date without unreasonable effort or expense because certain information to be included therein and certain information necessary to complete the disclosures included therein is currently unavailable and cannot be obtained by such prescribed due date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

                  James A. Smith           (212)           826-0440
                  --------------       -------------  -----------------
                      (Name)            (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period than the registrant was required to file such report(s) been filed? If
         answer is no, identify report(s).        /X/ Yes      / /  No


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(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the the earnings statements to be included in the subject
         report or portion thereof?                     / / Yes      /X/ No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  IMATEC, LTD.
                   ------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          March 31, 1998                   By: /s/ James A. Smith
                                                    ----------------------------
                                                Name: James A. Smith
                                                Title: Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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        INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                       CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

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